Exhibit (99)

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) 745-4191
	Chairman of the Board and CEO	FAX: (540) 745-4133

Ray A. Fleming
Executive Vice President and CFO

December 19, 2003	Traded: OTC Bulletin Board	Symbol: CDBK

For Immediate Release

Cardinal Bankshares Corporation Announces $.25 Per Share Cash Dividend On Common Stock

FLOYD, VA - Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK), parent company for the Bank of Floyd, today announced that its board of directors approved a regular semi-annual cash dividend of $.25 per share. Leon Moore, chairman and chief executive officer reported, “In what has been one of the most challenging years in the history of Cardinal Bankshares, it is gratifying to see our shareholders rewarded with the twelfth consecutive year of increased dividends. Based on the closing market price of Cardinal Bankshares stock on December 17, 2003, the dividend declaration date, total dividends declared for the year of $.47 per share represents a dividend yield of 2.3%, well above the median dividend yield of approximately 1.8% for Virginia banks under $1 billion in assets.”

The cash dividend is payable on December 31, 2003, to shareholders of record as of the close of business on December 23, 2003.

“During 2003, the operating results of Cardinal Bankshares have been dampened by two events that we consider uncharacteristic to the normal operations of the Company. The expenses associated with the proposed merger with MountainBank Financial Corporation that was not ratified by the shareholders in February, and expenses related to defending allegations made by a former employee that his discharge violated the Sarbanes-Oxley Act of 2002, have had a combined impact of approximately $400 thousand, or $270 thousand net of taxes on net income for the year. We are pleased that the board of directors elected to discount the effect of these events on earnings for the year, and express their confidence in the core strength and future growth prospects of the Company in this way.” added Ray Fleming, executive vice president and chief financial officer.

Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK) had assets of $187.1 million and stockholders’ equity of $24.3 million at September 30, 2003. Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke and Willis, Virginia.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.

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